For Immediate Release	Contact: Fred G. Kowal Chairman and Chief Executive Officer Warwick Community Bancorp, Inc. (845) 986 - 2206

WARWICK COMMUNITY BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS

Warwick, New York, May 1, 2003 - Warwick Community Bancorp, Inc. (the "Company") (NASDAQ: WSBI), the holding company for The Warwick Savings Bank ("Warwick Savings") and The Towne Center Bank ("Towne Center"), today reported net income for the quarter ended March 31, 2003 of $2.0 million, or $0.42 per diluted share, as compared to $2.5 million, or $0.52 per diluted share, for the same period in 2002.

Commenting on the Company's results, Fred G. Kowal, Chairman of the Board and Chief Executive Officer, stated, "During the first quarter of 2003 we continued to reposition the Company into a highly competitive commercial banking institution, that prides itself on delivering superior and value-added customer service. The average balance in our commercial real estate and multifamily loan portfolios for the quarter ended March 31, 2003 increased by $68.1 million, or 85.3%, to $147.9 million from $79.8 million for the same quarter ended one year earlier. These additional loan balances will bolster earnings prospectively, but our immediate results have been tempered by exceptionally strong residential mortgage loan and mortgage backed security prepayments. The average balance of our one-to-four family loans decreased from $328.0 million during the first quarter of 2002 to $221.8 million during the first quarter of 2003. These cash flows, and cash provided by the dramatic increase in our transaction account deposit balances, could have easily been channeled back into long-term, one-to-four family mortgage loans. However, we believe that is not the appropriate strategy for the Company, especially given today's historically low interest rate environment."

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Net interest income for the quarter ended March 31, 2003 decreased by $1.2 million, or 16.3%, to $6.0 million. The decrease resulted primarily from a $1.9 million decrease in interest income that was mitigated by a $736,000 decrease in interest expense.

For the quarter ended March 31, 2003, non-interest income increased by $302,000, or 19.1%, to $1.9 million as compared to the same quarter in the prior year. The increase resulted primarily from increased commercial loan fees and fees attributable to sales and service provided to a growing deposit customer base.

Non-interest expense remained relatively constant at $4.5 million for both quarterly periods. Mr. Kowal commented, "Whereas we cannot control the direction of interest rates, we can exert strict control over our costs of operation even as we improve customer service. While holding the line on our costs, we expanded the hours of operation at most of our Warwick Savings locations, which contributed to our significant deposit growth. We strongly believe that providing superior customer service is an investment that boosts revenues and adds to franchise value over time."

At March 31, 2003, the Company's total assets amounted to $830.8 million, which included net loans of $428.3 million, and securities, comprised primarily of U.S. government and agency notes, plus GNMA, FNMA and FHLMC mortgage-backed securities, that totaled $292.0 million. The increase in total assets of $49.5 million, or 6.3%, from December 31, 2002 was primarily due to growth of $80.4 million, or 38.0%, in total securities that was mitigated by a $36.0 million, or 7.7%, decrease in total loans, net.

The Company's asset growth was funded primarily by deposit balances that increased $56.4 million, or 12.1%, from December 31, 2002 to March 31, 2003. These deposit increases were in core savings, NOW and money market accounts, as opposed to certificates of deposit. In addition to supporting the Company's asset growth, funds from deposits enabled the Company to repurchase an additional 189,367 shares of its outstanding common stock. These repurchases increased the number of treasury shares from 1,799,407, or 27.1% of the total issued, at December 31, 2002, to 1,988,774, or 30.0% of the total issued, at March 31, 2003.

The Company's asset quality, as measured by the ratio of non-performing loans to total loans, remained sound, although the acceleration in loan

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prepayments contributed to the ratio increasing from 0.44% at December 31, 2002 to 0.58% at March 31, 2003. The ratio of non-performing assets to total assets was 0.43% at March 31, 2003 compared to 0.41% for the same period in 2002. Moreover, in recognition of the greater proportion of commercial real estate and multifamily loans within the loan portfolio, the Company continued to bolster the allowance for loan loss. Additional provisions helped improve the Company's ratio of allowance for loan losses to total loans from 1.06% at December 31, 2002 to 1.16% at March 31, 2003.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Warwick Community Bancorp, Inc. is the holding company for The Warwick Savings Bank, a New York state chartered stock savings bank, and The Towne Center Bank, a New Jersey state chartered commercial bank. The Warwick Savings Bank was originally founded in 1875 and is a community-oriented savings institution offering a variety of financial services to meet the needs of the communities it serves. The Towne Center Bank was founded in 1999. The Warwick Savings Bank maintains its headquarters in the village of Warwick in Orange County, New York and operates additional branches in the village of Monroe, the town of Woodbury, the town of Newburgh and the town of Wallkill, Orange County, New York. The Towne Center Bank is headquartered in the town of Lodi, in Bergen County, New Jersey and operates an additional branch in the borough of Moonachie, in Bergen county, New Jersey. Both banks' deposits are insured up to the maximum allowable amount by the Bank Insurance Fund of the FDIC.

WARWICK COMMUNITY BANCORP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

ASSETS	March 31, 2003	December 31, 2002
	(Unaudited)	(Audited)
	(Dollars in thousands)
ASSETS:
Cash on hand and due from banks	$64,646	$59,667
Federal Funds Sold		-
Securities:
Available-for-sale, at fair value	289,461	208,787
Held-to-maturity, at amortized cost (fair value
$2,506 in 2003 and $2,812 in 2002)	2,504	2,810
Total securities	291,965	211,597
Loans:
Real estate, net	353,153	387,677
Real estate held for sale	3,546	4,794
Consumer, net	47,095	52,115
Commercial business, net	29,530	24,619
Total loans	433,324	469,205
Allowance for loan losses	(5,013)	(4,932)
Total loans, net	428,311	464,273

Accrued interest receivable	3,534	3,381
Federal Home Loan Bank stock	10,825	11,200
Bank premises ∓ equipment, net	9,207	9,266
Other real estate owned	1,104	1,145
Bank owned life insurance	12,242	12,064
Goodwill and other intangible assets	2,558	2,609
Other assets	6,362	6,036
Total assets	$830,754	$781,238

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$523,118	$466,675
Mortgage escrow funds	2,868	3,368
Accrued interest payable	1,493	1,523
Federal Home Loan Bank advances	214,495	216,495
Other liabilities	11,309	12,069
Total liabilities	753,283	700,130

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 5,000,000
authorized; none issued	-	-
Common stock, $.01 par value; 15,000,000 shares
authorized; 6,634,814 and 6,632,814 shares issued as of
March 31, 2003 and December 31, 2002, respectively;
4,646,040 and 4,833,407 shares outstanding as of
March 31, 2003 and December 31, 2002, respectively	66	66
Additional paid-in capital	64,753	64,518
Retained earnings-subject to restrictions	49,155	47,856
Accumulated other comprehensive income, net	1,535	1,440
Accumulated other comprehensive loss, pension benefit obligation	(855)	(855)
Less- Unallocated common stock held by ESOP	(3,860)	(4,069)
Less- Unearned common stock held by RRP	(1,365)	(1,489)
	109,429	107,467
Treasury stock (1,988,774 shares and 1,799,407 shares at
March 31, 2003 and December 31, 2002, respectively)	(31,958)	(26,359)
Total stockholders' equity	77,471	81,108
Total liabilities and stockholders' equity	$830,754	$781,238

WARWICK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended March 31,
	2003	2002

Interest Income:
Interest on one-to four-family loans	$ 3,815	$ 5,868
Interest on commercial real estate loans	2,806	1,644
Interest on commercial business loans	411	546
Interest on consumer loans	827	1,296
Interest and dividends on securities	2,940	3,426
Interest on federal funds sold	-	20
Interest on short-term money market instruments	113	9
Total interest income	10,912	12,809

Interest Expense:
Time deposits	771	985
Money market deposits	275	378
Savings deposits	1,108	979
Mortgagors' escrow deposits	13	14
Borrowed funds	2,790	3,337
Total interest expense	4,957	5,693
Net interest income	5,955	7,116

Provision for Loan Losses	(80)	(230)
Net interest income after provision for loan losses	5,875	6,886

Non-Interest Income:
Service and fee income	1,429	1,131
Gain on securities transactions	123	242
Net gain on sale of loans	135	46
Other income	198	164
Total non-interest income, net	1,885	1,583

Non-Interest Expense:
Salaries and employee benefits	2,649	2,628
FDIC insurance	20	19
Occupancy	537	539
Data processing	333	276
Advertising	54	39
Professional fees	193	247
Other	756	733
Total non-interest expense	4,542	4,481
Income before provision for income taxes	3,218	3,988

Provision for Income Taxes	1,241	1,536

Net Income	$ 1,977	$ 2,452
Net Income per Share:
Basic	$ 0.45	$ 0.54
Diluted	$ 0.42	$ 0.52

WARWICK COMMUNITY BANCORP, INC. and SUBSIDIARIES SELECTED CONSOLIDATED FINANCIAL RATIOS

	At or For the Three Months Ended March 31,
	2003	2002
	(Unaudited)

Selected Financial Ratios and Other Data (1):
Performance Ratios:
Return on average assets	0.99%	1.24%
Return on average equity	9.95%	12.94%
Earnings per Share- Basic	$0.45	$0.54
Earnings per Share- Diluted	$0.42	$0.52
Average stockholders' equity to average assets	9.91%	9.54%
Stockholder's equity to total assets	9.33%	9.90%
Core deposits to total deposits	78.60%	74.42%
Net interest spread (2)	2.70%	3.36%
Net interest margin (3)	3.14%	3.80%
Operating expense to average assets	2.23%	2.23%
Efficiency ratio (2)(4)	59.07%	52.52%

Common Share Data:
Book Value (period end) (5)	$ 16.67	$ 15.44
Common shares outstanding	4,646,040	4,988,542

	At March 31, 2003 (Unaudited)	At December 31, 2002

Asset Quality Ratios (1):
Non - performing loans to total loans	0.58%	0.44%
Non - performing loans to total assets	0.30%	0.26%
Non - performing assets to total assets	0.43%	0.41%
Allowance for loan losses to total loans	1.16%	1.06%
Allowance for loan losses to non - performing loans	200.52%	241.76%

Regulatory Capital Ratios (1):
Warwick Savings:
Tier I capital to average assets	7.78%	8.33%
Tier I capital to risk-weighted assets	14.59%	14.88%
Total capital to risk-weighted assets	15.73%	15.99%

Company:
Tier I capital to average assets	9.18%	9.98%
Tier I capital to risk-weighted assets	16.58%	17.29%
Total capital to risk-weighted assets	17.72%	18.40%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate. Regulatory Capital Ratios and Asset Quality Ratios are end of period ratios.

(2)	The net interest spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	The net interest margin represents net interest income as a percent of average interest-earnings assets.
(4)	The efficiency ratio represents non-interest expense (operating expense) excluding nonrecurring items and amortization of intangibles as a percentage of the sum of net interest income and non-interest income excluding gains or losses on securities transactions.

(5)	Book Value represents total stockholders' equity divided by the shares outstanding for the period.

	Three Months Ended March 31,
	2003			2002
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
One-to four-family loans, net	$221,791	$3,815	6.88%	$327,960	$5,868	7.16%
Multi family	45,550	895	7.86	14,358	281	7.83
Commercial real estates loans, net	102,305	1,814	7.09	65,490	1,235	7.54
Construction and development	6,558	97	5.92	8,389	128	6.10
Commercial business loans, net	26,672	411	6.16	35,134	546	6.22
Consumer loans, net	49,630	827	6.67	70,952	1,296	7.31
Mortgage-backed securities	200,649	2,136	4.26	95,445	1,494	6.26
Federal funds sold	-	-	0.00	5,743	20	1.39
Interest earning accounts at banks	44,206	113	1.02	1,740	9	2.07
Investment securities	60,373	804	5.33	124,090	1,932	6.23

Total interest-earning assets	757,734	10,912	5.76	749,301	12,809	6.84

Non-interest earning assets	43,934			44,848

Total assets	$801,668			$794,149

Liabilities and retained earnings:
Interest-bearing liabilities:
Passbook accounts	$188,810	$997	2.11%	$141,515	$854	2.41%
Escrow deposits	2,379	13	2.19	2,800	14	2.00
NOW accounts	44,769	111	0.99	39,244	125	1.27
Money market accounts	82,087	275	1.34	78,186	378	1.93
Certificate accounts	113,675	771	2.71	113,656	985	3.47
Total Deposits	431,720	2,167	2.01	375,401	2,356	2.51
Borrowed funds	216,556	2,790	5.15	278,447	3,337	4.79

Total interest-bearing liabilities	648,276	4,957	3.06	653,848	5,693	3.48

Non-interest bearing liabilities	73,927			64,503

Total liabilities	722,203			718,351
Retained earnings	79,465			75,798

Total liabilities and retained earnings	$801,668			$794,149

Net interest income/interest rate spread		$5,955	2.70%		$7,116	3.36%

Net interest-earning assets/net interest margin	$109,458		3.14%	$95,453		3.80%

Ratio of interest-earning assets to
interest-bearing liabilities			116.88%			114.60%